NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Warrants Exercisable for Common Stock (Expiring April 16, 2017) ('Warrants') of Coeur Mining, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on November 30, 2015, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Warrants are no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company's Warrants fell below the continued listing standard requiring a listed company to maintain an aggregate market value of shares outstanding not less than $1,000,000. 1. Section 802.01D of the LCM states, in part, that the Exchange will promptly delist a security of either a domestic or non-U.S. issuer when the issuer's aggregate market value of shares outstanding is less than $1,000,000. 2. The Exchange, on October 28, 2015, determined that the Warrants should be suspended immediately from trading on October 28, 2015, and directed the preparation and filing with the Commission of this application for the removal of the Warrants from listing and registration on the Exchange. The Company was notified by phone on October 27, 2015 and by letter on October 28, 2015. 3. Pursuant to the above authorization, a press release was issued on October 28, 2015, and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on October 28, 2015 and other dates of the proposed suspension of trading in the Warrants. Similar information was included on the Exchange's website. Trading in the Warrants were suspended immediately after market on October 28, 2015. 4. The Company had a right to appeal to the Committee for Review (the 'Committee') of the Board of Directors of NYSE Regulation, the determination to delist the Warrants, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.